Exhibit 99.1

VRINGO, INC. ANNOUNCES REVERSE STOCK SPLIT

NEW YORK - November 25, 2015 - Vringo, Inc. (NASDAQ: VRNG), a company engaged in the innovation, development and monetization of intellectual property as well as the commercialization and distribution of wire-free charging and rugged computing devices, today announced the that effective at 5:00 pm, Eastern Time, on November 27, 2015 (“Effective Time”), the Company will effect a one-for-ten reverse stock split of its outstanding common stock. The Company's common stock will open for trading on The NASDAQ Capital Market on November 30, 2015 on a post-split basis.

The reverse stock split is intended to increase the per share trading price of the Company's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market. As a result of the reverse stock split, every ten shares of the Company's common stock issued and outstanding on the Effective Time will be consolidated into one issued and outstanding share, except to the extent that the reverse stock split results in any of the Company's stockholders owning a fractional share, which would be rounded up to the next highest whole share. In connection with the reverse stock split, there will be no change in the nominal par value per share of $0.01.

Trading of the Company's common stock on The NASDAQ Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Monday, November 30, 2015, under the existing trading symbol "VRNG" under a new CUSIP number 92911N302. The reverse stock split reduces the number of shares of the Company's common stock outstanding from approximately 112.7 million pre-reverse split shares to approximately 11.3 million post-reverse split.

The Company has retained its transfer agent, American Stock Transfer & Trust Company, LLC ("AST"), to act as its exchange agent for the reverse stock split. AST will provide stockholders of record as of the Effective Time a letter of transmittal providing instructions for the exchange of their stock certificates. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers' particular processes, and will not be required to take any action in connection with the reverse stock split.

The reverse stock split was approved within a range of one-for-two to one-for-ten by the Company's stockholders at the 2015 Annual Meeting of Stockholders held on November 16, 2015 and the specific ratio of one-for-ten was subsequently approved by the Company's Board of Directors. For more information regarding the reverse stock split, please refer to the Company's definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A on September 25, 2015.

About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of intellectual property as well as the commercialization and distribution of wire-free charging and rugged computing devices.  Vringo's intellectual property portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, ad-insertion, mobile and wire-free charging technologies.  Vringo's subsidiary fliCharge is dedicated to the licensing and commercialization of wire-free charging technologies. Vringo's subsidiary Group Mobile is dedicated to the marketing and sale of rugged computing devices. For more information, visit: www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of the litigation against ZTE and other companies; our inability to recognize the anticipated benefits of the acquisition of IDG, which may be affected by, among other things, competition, our ability to secure advantageous licensing and sales agreements, market acceptance of IDG's technology, potential technology obsolescence, protection of intellectual property rights and potential liability risks that are inherent in the marketing and sale of products used by consumers; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to develop and introduce new products and/or develop new intellectual property; our inability to protect our intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom infrastructure industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; the potential lack of market acceptance of our products; potential competition from other providers and products; our inability to retain key members of our management team; the future success of Infomedia and our ability to receive value from its stock; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 16, 2015.  Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Cliff Weinstein

Executive Vice President

Vringo, Inc.

646-532-6777

cweinstein@vringoinc.com